Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 15, 2011, Westell Technologies, Inc., a Delaware corporation (“Westell Technologies”), and its wholly owned subsidiary Westell, Inc. (“Westell” and together with Westell Technologies, the “Company”), completed the previously announced sale of certain assets of the Company’s Customer Networking Solutions (“CNS”) division (other than certain retained business and the Homecloud business) to NETGEAR, Inc., a Delaware corporation (“NETGEAR”), and NETGEAR Holdings, Limited, a subsidiary of NETGEAR (and together with NETGEAR, “Buyer”), pursuant to an Asset Purchase Agreement (the “Agreement”), dated as of March 17, 2011, between the Company and Buyer.

The following unaudited pro forma financial statements of Westell Technologies, Inc. are presented to comply with Article 11 Regulation S-X and follow proscribed SEC guidelines. The unaudited pro forma financial statements do not purport to present what the Company’s results would have been had the disposition actually occurred on the dates presented or to project the Company’s results from operations or financial position for any future period. The proscribed guidelines limit pro forma adjustments to those that are directly attributable to the disposition on a factually supportable basis. The assets sold represent only selected parts of a larger business, and there are few objective, factually supportable bases on which to allocate shared costs. Consequently, the Company was not permitted within the pro forma statements to allocate to the disposed business any corporate overhead or costs, such as engineering, that previously supported the entire CNS division, or any other costs that were shared with any of the retained business of the Company. As a result, such costs have not been included in the pro form adjustments and are reflected with the retained business. Further, the guidelines do not allow for the pro forma effect of cost saving actions that could have been taken by management if the sale of assets had occurred in prior periods.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010, presents pro forma effects of the transaction as if the sale had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended March 31, 2010 and the nine months ended December 31, 2010, present the pro forma effects as if the transaction occurred on March 31, 2009.

The unaudited pro forma financial statements are presented for informational purposes only and do not purport to present what the Company’s results would have been had the disposition actually occurred on the dates presented or to project the Company’s results from operations or financial position for any future period. These unaudited pro forma financial statements and accompanying notes should be read together with the Company’s audited consolidated financial statements and the accompanying notes, as of and for the fiscal year ended March 31, 2010 and the Company’s unaudited consolidated financial statements and the accompanying notes as of and for the three and nine months ended December 31, 2010.

Westell Technologies, Inc.

Pro Forma Condensed Consolidated Statement of Operations

Year Ended March 31, 2010

(Amounts in thousands except per share amounts)

(Unaudited)

	As Reported	Pro Forma Adjustments (a)		Pro Forma
Revenue	$181,485	$(27,983)		$153,502
Cost of revenue	123,796	(19,016	)(b)	104,781

Gross profit	57,689	(8,967)		48,722
	31.8%	32.0%		31.7%
Operating expenses:
Sales & marketing	17,987	(780	)(c)	17,207
Research & development	13,608	—		13,608
General & administrative	15,095	(42)		15,053
Restructuring	609	—		609
Intangibles amortization	641	—		641

Total operating expenses	47,940	(822)		47,118

Operating income (loss)	9,749	(8,145)		1,603
Other income (expense)	25	—		25
Interest (expense)	(5)	—		(5)

Income (loss) before minority interest and taxes	9,769	(8,145)		1,623

Income taxes	558	(11)		547

Net income (loss)	$10,327	$(8,156)		$2,170

Net income per common share:
Basic	$0.15			$0.03
Diluted	$0.15			$0.03
Average number of common shares outstanding:
Basic	67,987			67,987
Diluted	68,573			68,573

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Westell Technologies, Inc.

Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended December 31, 2010

(Amounts in thousands except per share amounts)

(Unaudited)

	As Reported	Pro Forma Adjustments (a)		Pro Forma
Revenue	$140,593	$(32,607)		$107,986
Cost of revenue	93,667	(24,143	)(b)	69,524

Gross profit	46,926	(8,464)		38,462
	33.4%	26.0%		35.6%
Operating expenses:
Sales & marketing	13,758	(556	)(c)	13,202
Research & development	10,613	—		10,613
General & administrative	10,065	—		10,065
Restructuring	—	—		—
Intangibles amortization	491	—		491

Total operating expenses	34,927	(556)		34,371

Operating income (loss)	11,999	(7,908)		4,091
Other income (expense)	(1)	—		(1)
Interest (expense)	(5)	—		(5)

Income (loss) before minority interest and taxes	11,993	(7,908)		4,085

Income taxes	309	(38)		271

Net income (loss)	$12,302	$(7,946)		$4,356

Net income per common share:
Basic	$0.18			$0.06
Diluted	$0.18			$0.06
Average number of common shares outstanding:
Basic	67,616			67,616
Diluted	69,014			69,014

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Westell Technologies, Inc.

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2010

(Amounts in thousands)

(Unaudited)

	As Reported	Pro Forma Adjustments		Pro Forma (d)
Assets
Current assets:
Cash and cash equivalents	$85,691	$29,724	(e)	$115,415
Restricted cash in escrow	—	3,350	(f)	3,350
Short-term investments	735	—		735
Accounts receivable, net	21,737	1,529	(g)	23,266
Inventories	20,813	(3,229	)(h)	17,584
Prepaid expenses and other current assets	4,650	(49	)(h)	4,601

Total current assets	133,626	31,325		164,951
Property and equipment:
Property and equipment, net	3,517	(111	)(h)	3,406
Goodwill	2,178	—		2,178
Intangibles, net	3,603	—		3,603
Deferred income taxes and other assets	6,107	—		6,107

Total assets	$149,031	$31,214		$180,245

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,147	$635	(i)	$28,782
Income taxes payable	—	138	(j)	138
Accrued expenses	4,845	(620	)(h)	4,225
Accrued compensation	4,433	—		4,433
Deferred revenue	325	—		325

Total current liabilities	37,750	153		37,903
Deferred revenue long-term	151	—		151
Other long-term liabilities	7,866	—		7,866

Total liabilities	45,767	153		45,920
Stockholders’ equity:
Total stockholders’ equity	103,264	31,061	(k)	134,325

Total liabilities and stockholders’ equity	$149,031	$31,214		$180,245

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Presentation

On April 15, 2011, the Company and NETGEAR closed the transaction and completed the sale. The total consideration paid by NETGEAR on the closing date was $33.5 million in cash, subject to a post-closing adjustment for the difference between net inventory and a net working capital target, and to the assumption by Buyer of certain specified liabilities. Ten percent (10%) of the purchase price was placed in escrow at closing for one year as security for certain indemnity obligations, including those for any breaches of representations and warranties made by the Company. In connection with the transaction, the Company also agreed to enter into an agreement not to compete with the business being sold for a period of five years.

The transferred assets include inventory identifiable to the sold business, certain fixed assets including testing equipment, and contracts with specific customers and suppliers. In addition, as part of the transaction, 25 Westell employees have accepted positions with NETGEAR. Employment of 10 additional Westell employees is expected to be terminated as a direct result of the transaction. NETGEAR also will lease office space, purchase specified transitional services from Westell, and provide specified support services to Westell, as needed.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010, present pro forma effects of the transaction as if the sale had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2010 and the nine months ended December 31, 2010, present the pro forma effects as if the sale had occurred on March 31, 2009.

2.	Notes Regarding the Unaudited Pro Forma Adjustments

(a)	The pro forma data reflects the elimination of the direct revenue and costs of the specific customers of CNS that transition to NETGEAR. Costs include material, freight, and the cost of three employees who directly serviced the customers that will transition to NETGEAR. Costs, such as engineering, that supported the entire CNS division or other costs that have been shared with any of the retained business of the Company have not been included in the pro forma adjustments and therefore are reflected with the retained business. Pro forma adjustments for operating expenses exclude shared, indirect and fixed costs normally attributable to or allocated to the sold business.

Not fully reflected in the pro forma adjustments are 25 Westell employees who have accepted positions with NETGEAR. In addition, employment of another 10 Westell employees is expected to be terminated as a direct result of the transaction. The expected reduction in the annual expense run-rate associated with these 35 people is approximately $4.7 million. However, only three of these resources are reflected in the pro forma adjustments.

Also not reflected in the pro forma adjustments is contract engineering support for the business which has been assigned to NETGEAR and will therefore not be a continuing expense. In addition, marketing and engineering/R&D costs generally can be sized to the business, and such costs are expected to decline with reductions in the CNS business.

(b)	Pro forma adjustments for cost of revenue exclude shared, indirect and fixed costs normally attributable to or allocated to the sold business.

(c)	Pro forma adjustments for sales and marketing reflect the cost of three employees who directly serviced the customers that will transition to NETGEAR.

(d)

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010, present pro forma effects of the transaction as if the sale had occurred on December 31, 2010. Certain assets and liabilities, such as accounts receivable related to CNS customers transferred to NETGEAR and accounts payable related inventory transferred to

NETGEAR, were not transferred with the transaction and are therefore still reflected in the pro forma balance sheet as of December 31, 2010.

(e)	This amount represents the purchase price of $33.5 million less $3.4 million which will be placed in an escrow account to cover possible indemnification claims that may arise from this transaction less an allowance of $0.4 million for annual employee bonus liabilities that will be paid by NETGEAR.

(f)	This amount is the amount placed in escrow to cover possible indemnification claims that may arise from this transaction.

(g)	This amount is the estimated inventory settlement.

(h)	These amounts represent the elimination of assets and liabilities transferred to NETGEAR in the Asset Sale.

(i)	This amount reflects expenses directly related to the transaction.

(j)	This amount is for estimated taxes on the gain calculated using the effective rate as of December 31, 2010 after consideration is given to the valuation allowance reserve as of that date.

(k)	This adjustment represents the estimated gain resulting from the divesture, net of income taxes.